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                                                                    Exhibit 23.2




                              Accountants' Consent


The Board of Directors
Orbital Sciences Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-84296, 33-62277, 33-64517, 333-53585, 333-69887, 333-69885,
and 333-27999) of Orbital Sciences Corporation and subsidiaries of our report dated March 30, 1999, relating to the consolidated balance sheets of ORBCOMM Global, L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive loss, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K/A of Orbital Sciences Corporation.



                                                                        KPMG LLP

Washington, DC
April 17, 2000